EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Huttig Building Products, Inc.:

We consent to the incorporation by reference in registration statement Nos. 333-231162, 333-217625, 333-92495, 333-75610, 333-131090, 333-145151, 333-164518, and 333-179596 on Form S-8 of Huttig Building Products, Inc. of our report dated March 3, 2020, with respect to the consolidated balance sheets of Huttig Building Products, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of Huttig Building Products, Inc.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standard Codification Topic 842, Leases.

/s/ KPMG LLP

St. Louis, Missouri
March 3, 2020